Exhibit 99.1

NEWS RELEASE

LANCER CORPORATION RESPONDS TO UNSOLICITED

“MINI-TENDER OFFER”

SAN ANTONIO, TX., March 26, 2004 – Lancer Corporation (AMEX:LAN) has learned that SCM Acquisition Fund, LLC (SCM) an affiliate of Sutter Capital Management LLC, has made an offer to purchase up to 450,000 shares of Lancer’s common stock (representing approximately 4.8% of Lancer’s outstanding common stock) for $1.00 per share. Lancer does not recommend or endorse this unsolicited offer and urges its stockholders to use extreme caution in considering the offer.

Mini-tender offers seek less than 5% of a company’s stock, thereby avoiding many disclosure and procedural protections afforded to stockholders by the Federal securities laws and the rules of the U.S. Securities and Exchange Commission (SEC). The SEC has issued an investor alert regarding mini-tender offers, which can be found on its web site www.sec.gov/investor/pubs/minitend.htm.

According to the SEC investor alert, mini-tender offers “have been increasingly used to catch investors off guard. Many investors who hear about mini-tender offers surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. But they later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices.”

The SEC recommends that investors scrutinize mini-tender offers carefully to make sure they understand the terms of the tender offer before tendering their shares.

According to the offering document, shareholders tendering their shares to SCM will not have withdrawal rights unless the offer is amended or is extended beyond May 22, 2004 and SCM may terminate or amend the offer in the event Lancer is not current with its SEC filings by the expiration of the offer.  The offer has a current expiration date of April 23, 2004.

Lancer has not been current with its SEC filings since August 16, 2003 and will not be current until its new independent auditors, who were engaged on March 1, 2004, have completed their financial audit of Lancer for 2003 and the preceding three fiscal years and all applicable reviews of quarterly periods. Upon engagement, the independent auditors estimated that completion of this process would take a minimum of four months, and possibly longer.

Lancer advises shareholders to consult their own brokers or financial advisors concerning this offer prior to tendering any shares.